Exhibit 99.1

FOR IMMEDIATE RELEASE

MediciNova Announces the Start of a Phase II Clinical Trial with Novel Anti-Anxiety Agent

Specialty Pharmaceutical Company Embarks on Ambitious Clinical Program

SAN DIEGO, Calif. – March 1, 2005 — MediciNova, Inc., a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange, today announced the enrollment of patients in a Phase II clinical study with MN-305, a novel anti-anxiety agent that was licensed in 2004 from Mitsubishi Pharma Corporation of Osaka, Japan. MN-305 is described as a serotonin type 1A receptor agonist, and based on preclinical and earlier clinical studies, appears to hold the potential for rapid onset of anti-anxiety effect combined with excellent tolerability.

Under the licensing agreement with Mitsubishi, MediciNova obtained exclusive worldwide rights, except for Japan, China, Taiwan, South Korea and other parts of Southeast Asia, to develop and commercialize MN-305. MediciNova has chosen to initiate the clinical development of MN-305 for generalized anxiety disorder, which, according to the National Institute of Mental Health, afflicts more than 4 million adult Americans.

“This study signals the beginning of a very ambitious clinical development undertaking for MediciNova during 2005,” commented Richard Gammans, Ph.D., Executive Vice President, Clinical Research at MediciNova. “We plan to enroll 400 patients at 15 sites in the U.S. in this study with MN-305, and before the end of this year we hope to initiate four additional Phase II clinical studies with other compounds in the Company’s portfolio, including potential new treatments for asthma, multiple sclerosis, interstitial cystitis, and premature labor.”

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including premature labor, cancer, asthma, multiple sclerosis and anxiety disorders. For more information on MediciNova Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the risk factors detailed in MediciNova’s Securities and Exchange Commission filings.